                                                                    EXHIBIT 99.8




                                                      GRUNTAL & CO., L.L.C.
                                                      One Liberty Plaza
                                                      New York, NY 10006-1487
                                                      212/820-8200
                                                      www.gruntal.com



GRUNTAL & CO.
         Investment Advice Since 1880

July 31, 2000


Board of Directors
BioShield Technologies, Inc.
4405 International Boulevard, Ste. B109
Norcross, GA  30093


Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of BioShield Technologies, Inc. ("BioShield') as Appendix C to the Joint Proxy Statement/Prospectus of BioShield and AHT Corporation ("AHT") as filed with the SEC on August 3, 2000 relating to the proposed merger transaction involving BioShield and AHT and references thereto in such Joint Proxy Statement/Prospectus under the caption "Opinion of BioShield's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


GRUNTAL & CO., L.L.C.


By: /s/ Roger C. Kahn
   ---------------------------
By: Roger C. Kahn
Its: Senior Managing Director